Exhibit 99(e)

KEYCORP STUDENT LOAN TRUST 2003-A

OFFICERS’ CERTIFICATE

JPMorgan Chase Bank, N.A., IT		MBIA Insurance Corporation
4 New York Plaza, 6th Floor		113 King Street
New York, NY 10004		Armonk, NY 10504
ATTN: ITS – Global Debt		ATTN: Data Administration
Phone:	(212) 623-5427	Phone	(914) 765-3772
Fax:	(212) 623-5933	Fax:	(914) 765-3810
KeyBank National Association
800 Superior Ave, 4th Floor
Cleveland, Ohio 44114
ATTN: President, KER
Phone:	(216) 828-4293
Fax:	(216) 828-9301

Pursuant to Section 3.09 of the Indenture between KeyCorp Student Loan Trust 2003-A, as Issuer, and JPMorgan Chase Bank, N.A. as Indenture Trustee, dated August 1, 2003, the undersigned hereby certifies that (i) a review of the activities of the Issuer from January 1, 2004 through December 31, 2004, and of its performance under the Indenture has been made, and (ii) to the best of my knowledge, based on such review, the Issuer has fulfilled all its obligations under the Indenture throughout such period.

KEYCORP STUDENT LOAN TRUST 2003-A,

	By:	KeyBank National Association, successor in interest to Key Bank USA, National Association, as Administrator

Date: March 14, 2005		By:	/S/ DANIEL G. SMITH

		Name:	Daniel G. Smith
		Title:	Senior Vice President

		By:	/S/ KRISTA C. NEAL

		Name:	Krista C. Neal
		Title:	Vice President